Exhibit 10.1

MINERAL LEASE

This Agreement made and entered into on July 11, 2012, by Jonathan B. Smith , James I. Smith and Celinda S. Hicks, owners of the property described in the following (Exhibit “A”), and hereafter referred to as “Lessors”, and Graphite Corporation hereafter referred to as “Lessee”.  The broad general purpose of this lease is to allow the Lessee to mine minerals from the land owned by the Lessors.  It is the stated purpose of both parties that maintaining the environment surrounding the area of actual mining and returning the mined area to as natural an environment as possible is a primary concern and is a principle basis and mutual consideration upon which this contract is founded.

1.

Lessee agrees to pay and the Lessors agree to accept three (3%) percent of net smelter returns.  All payments are due on the 1st day of each month.  Lessee retains the option to purchase one-half (1.5%) of the net smelter royalty for $1,500,000 and may elect to do so at any time during the term of this agreement. In the event that this Lease remains in effect for three years without mining activities occurring, and, therefore, no payments of royalties are made, Lessee shall pay advance minimum royalties of $20,000 per year until such time as mining commences; such payments shall be due on the date that the Lease payments under paragraph 24, infra, are made, the first said payment being due on the date that the fourth Lease payment is made; any such payments may be recovered by Lessee only from future royalty payments, but such recovery may not exceed the amount of $20,000 per year in years when royalties are paid. Advance minimum royalties in the amount set forth above will likewise be paid in any future years in which mining activities are suspended and, therefore, no royalties are paid, and shall be recoverable as set forth above.

2.

Lessee will be responsible for any and all liability either direct or indirect that occurs during the term of this Lease.

3.

Lessee shall have exclusive use of Lessors’ property thereunto except as specified herein.

4.

Lessee agrees to provide a written record of activities regarding the Lessors’ mineral rights on a bi-annual basis once mining has commenced.

5.

Duration of this Lease shall be for a period of 25 years; with renewal at the option of the Lessors.

6.

Lessee shall have the exclusive use of mineral rights, except for oil and gas as provided in paragraph 27, infra, during the life of this Lease and any subsequent renewal.  This Lease shall be binding on subsequent owners of said property.

7.

Lessee shall have the right to the use of any water associated with or found Section 30 or the Ground Hog Lode claim for mining purposes only but Lessee shall not have the right to use water found on Section 29 as that water is used and needed by Lessors for camp purposes.  Water may not be resold. Water necessary for operation of a farm and/or residence is hereby excluded and made exclusively available to the Lessors. In the event that Lessee intends to conduct mining operations on Section 29, Lessee shall post a bond in the amount of Five Hundred Thousand Dollars ($500,000.00) for the benefit of the Lessors in the event that Lessee does not or can not pay to hold Lessors harmless from any and all accidents, injuries, violations of State or Federal mining regulations or environmental regulations which may occur on Section 29 because of any factor or facet of the mining operation on Section 29 which includes but is not limited to the mining operation, construction of building and facilities, and construction of roads, or the maintenance of the same.

8.

After the Lessee has finished mining, or exploring in an area he will, at his own expense replant the disturbed area in accordance with the best practices and procedures as set forth in Forest Service/Bureau of Land Management rules and regulations.  At the very minimum this will include planting grasses and legumes on all exposed ground and planting pine seedlings in any previously forested areas at the appropriate time of year.

9.

All buildings and equipment not removed within one (1) year on the leased premises at the end of the Lease shall become the property of the Lessors.

10.

This Lease is assignable by the Lessee in whole or in part, with approval of Lessors, but assignment will not relieve the Lessee or assignee from being obligated to pay the rental payments.

11.

Lessee shall have the right to construct roads necessary for mining on Lessors’ lease and permission is hereby given to construct roads necessary for mining on Lessors’ lease and permission is hereby given to construct said roads as necessary in the performance of mining activities.

12.

Lessee hereby agrees to indemnify and hold Lessors harmless from any and all accidents, injuries, violations of State or Federal mining regulations or environmental regulations which may occur because of any factor or facet of the mining operation which includes but is not limited to the mining operation, construction of building and facilities, and construction of roads, or the maintenance of the same. Lessee shall provide General Liability Insurance with minimum limits of One Million Dollars ($1,000,000.00) per occurrence, with Lessors listed as additional insureds; Auto Combined Single Liability with minimum limits of One  Million  Dollars ($1,000,000.00) per accident; and Workers’ Compensation Coverage. Lessee will provide Lessors with proof of such insurance when each annual Lease payment under Paragraph 24 is made. Lessors may cancel this Lease in the event that the coverage required in this Paragraph is not provided.

13.

Lessee shall have use of area known to have visible mineral protruding and where such mineral impedes the building of roads it may be removed by Lessee and not counted as usable tonnage unless Lessee considers it production grade.

14.

Lessee shall have the right to access, explore and to mine should such exploration warrant such mining and Lessee shall be responsible for all required licenses, fees and permits.

15.

Lessee shall have the right to core, drill, circulation drill, blast or otherwise disturb the land as it deems necessary for mining said property, all under proper official permitting issued by the proper authorities.

16.

Lessors shall allow Lessee to dig test pits and Lessee agrees to fill said test pits and restore any lands disturbed during any exploration program.

17.

Lessee agrees that the Lessors and/or Lessors’ agent have an absolute right to inspect and review the right and measures book located in the guard/business office as well as any other books which show the tonnage of minerals sold and/or shipped at any time.  Lessors and/or Lessors’ agent are not required to give notice prior to said inspection.

18.

It is expressly understood and guaranteed by the Lessee that the Lessors will not be held liable for any liability incurred while mining operations are performed at the Lessors’ property.

19.

Lessee shall be responsible for locking any gates and/or enclosures and/or closing or locking any mechanisms as the Lessors deems fit to install as a measure of security for their land.

20.

Lessee shall provide a mining plan to the Lessors thirty (30) days prior to the commencement of mining on the Lessors’ property.

21.

Lessors shall not be responsible for any expenses of any type including capital expense as it relates to the leasing or operation of Lessee.

22.

Lessors and Lessee hereby stipulate that any disputes regarding this Lease or of any other nature between the parties shall be governed by Montana Law.  Graphite Corp does hereby specifically submit itself to the venue and jurisdiction of the Montana Courts.  Any litigation between the parties will take place in the state of Montana.

23.

This Lease shall terminate at the end of the twenty-fifth (25th) year of the Lease if not extended in writing or not terminated earlier for other reasons.

24.

The Lessee shall pay the Lessors the sum of Three Thousand Five Hundred and No/100 ($3,500.00) Dollars annually whether or not there are mining activities being carried on, on the property.  The lease payment shall be paid on the day the Lease is signed and annually on the same day of each year thereafter.  This annual payment is in addition to other provisions for payment to the Lessors as contained in this Lease.

25.

In the event there is no mining or exploration activity on the property being leased for a period of thirty-six (36) consecutive months, this lease may be cancelled by the Lessors by the giving of thirty (30) days written notice to the Lessee.

26.

The Lessors warrant and covenant that they own the property which is the subject of this Lease, and expressly warrant and covenant that they own the mineral rights.

27.

This mineral rights lease does not include the right to drill or otherwise market gas or oil.  It being understood that the Lessors may lease the mineral rights insofar as the extraction of gas or oil from the property to another party.  It is, however, understood that any Lease to another party will contain a provision that the Lessee herein shall have the right to carry on his operations without interference by any other party including any other Lessee who may have the rights to drill for oil or gas; and it is understood that Lessee shall allow another lessee to carry on drilling or otherwise market gas or oil without unduly interfering with such activities.

28.

It is further understood and agreed that in the event the ad valorem taxes are increased because of the mining operation or because of buildings placed on the property by the Lessee, the Lessee will pay the additional tax attributable to the operation by the Lessee.

29.

It is further understood and agreed that the Lessors and their guests shall have the right to hunt on the property during hunting season and to lease hunting rights to others, and to use the property at all times for recreational purposes, as they have  over the years to date. It is further understood that a lease of the property to the Brown Ranch, providing for pasturing of the cattle of the Brown Ranch on the property that is the subject of this lease, is extant and said cattle may continue to be pastured on the property.

30.

It is further understood and agreed that the following shall be considered as constituting a default in this Lease and shall entitle the Lessors to immediate possession of the property and the cancellation of the Lease:

a) Failure to pay payments specified herein within thirty (30) days of the due date;

b) The violation of any covenant or agreement contained in this Lease;

c) Any assignment for the benefit of creditors or the filing of bankruptcy by the Lessee or the Lessee’s assigns.

31.

Lessee agrees to pay Lessors for damage done to trees at the rate of Eight Hundred and No/100 ($800.00) Dollars an acre or the appraised value of the trees that are damaged whichever the greater.

32.

The parties stipulate that they have entered into certain contractual agreements with each other.  Said contractual agreements contain information and specifications, which are private and personal to the parties.  The parties mutually agree that no party will disclose any of the terms of their contracts to anyone who is not a party to the contract or legal counsel for one of the parties.  The parties mutually agree to keep all matters between themselves confidential for so long as all parties abide by their contractual agreements.

33.

Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this paragraph. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if mailed as provided herein, personally delivered to the proper party, or sent by telex, telegraph, email or other means of electronic transmission, and actually received by such party. Such notice shall be effective on the date of receipt by the addressee party.

If to Lessors:

Jonathan B. Smith

501 3rd Ave W.

Kalispell Montana 59901

(email jbsmith@bresnan.net)

If to Lessee:

Graphite Corp.

1031 Railroad St, Suite 102

Elko Nevada 89801

(email bgoss@rangefront.com)

34.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

35.

DEFINITIONS

Lease:  This document that gives authority to an individual or company to mine and process material, or minerals found on, on top of, underground or in rock, water or other bas locations on privately owned property.

Mineral:  Any ingredient in the earth’s crust as it pertains to this Lease by which we mean the minerals.

Lessors:  The owner of the property.  The responsible party who gives the authority to the Lessee to act.

Lessee:  Graphite Corporation.

Royalty:  That payment expressly paid by the Lessee to the Lessors for the removal of minerals from the Lessors’ property.

Water:  H20 that occurs naturally on the leased property or that can be economically brought to the property.

Bi-Annual:  Twice a year.

Liability:  Any harmful act which can be taken to suit in a civil court.

Operator:  The Lessee.

Road:  Clearance of any brush, rock, tree and/or other obstacle either natural or man-made for the purpose of forming an open way for access.

Restricted Access:  Not allowing individuals or machinery to cross or move freely on a designated piece of ground.

Mineral Rights:  Those rights purchased by the Landowner either separately or included in the purchase of their land.  These rights are assignable to individuals or companies for the purpose of mining.

Witness our hands and seals this the 11th day of July, 2012.

LESSOR:

/s/ Jonathan B. Smith

Jonathan B. Smith

LESSOR:

/s/ James I. Smith

James I. Smith

LESSOR:

/s/ Celinda S. Hicks

Celinda S. Hicks

LESSEE:

/s/ Brian Goss

Brian Goss - President

Graphite Corporation

EXHIBIT “A”

To Mineral Lease Agreement dated the 11th day of July, 2012 between Jonathan B Smith et al., and Graphite Corp.

NW ¼ of the SW ¼ of Section 29, Township 8 S, Range 7 W of the Principal Meridian in Beaverhead County Montana, being 40 acres more or less.

Lot 4 (SW ¼ of the SW ¼) of Section 30 Township 8 S, Range 7 W of the Principal Meridian in Beaverhead County Montana, being 41.07 acres more or less.

Ground Hog Lode Patented Claim in the SE ¼ of the SE ¼ of Section 30 Township 8 S, Range 7 W of the Principal Meridian in Beaverhead County Montana, being 19.87 acres more or less.